Exhibit 99.1
DENBURY RESOURCES INC.
PRESS RELEASE
Denbury Resources Announces Second Quarter Results
Adds 65.4 Million BOEs of Proved Reserves
Reevaluates Estimated Bakken Oil Potential
Increases Quarterly Tertiary Production Over 5% Sequentially
Places First Segment (260 miles) of Green Pipeline into Service
News Release
Released at 7:30 AM CDT
     DALLAS — August 5, 2010 — Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced its second quarter 2010 financial and operating results.
     Second quarter 2010 net income was $135.4 million, or $0.34 per basic common share, as compared to a net loss of $87.2 million, or ($0.35) per basic common share in the second quarter of 2009. Second quarter 2010 results included the following unusual or non-cash items:
•	non-cash gains in the change in fair value of derivatives ($125.9 million before taxes);

•	merger-related expenses associated with the acquisition of Encore Acquisition Company (“Encore”) ($22.8 million before taxes); and

•	a decrease in deferred tax expense resulting from a rate decrease related to the sale of certain oil and gas properties acquired in the Encore acquisition (the “Southern Assets”) ($3.0 million).
     Net income adjusted to exclude these items was approximately $72.9 million, or $0.18 per basic common share in the second quarter of 2010, as compared to adjusted net income of $39.7 million, or $0.16 per basic common share in the prior year second quarter, after adjustments in the 2009 period for non-cash fair value commodity derivative losses and a compensation charge (please see the accompanying schedules for a reconciliation of “net income” as defined by generally accepted accounting principles (GAAP) to the non-GAAP measure “adjusted net income”).
     Adjusted cash flow (cash flow from operations before changes in assets and liabilities, a non-GAAP measure) for the second quarter of 2010 was $240.9 million, as compared to adjusted cash flow of $108.2 million in the second quarter of 2009, the increase due primarily to higher oil prices and production during the second quarter of 2010. Cash flow provided by operations, the GAAP measure, totaled $263.9 million during the second quarter of 2010, as compared to $148.2 million during the second quarter of 2009. Adjusted cash flow and cash flow from operations differ in that the latter measure includes the changes in receivables, accounts payable and accrued liabilities during the quarter. (Please see the accompanying schedules for a reconciliation of the

GAAP measure “net cash flow provided by operations,” to “adjusted cash flow from operations,” which is the non-GAAP measure discussed above).
Estimated Proved Oil and Natural Gas Reserves
     The Company added 65.4 million barrels of oil equivalent (“MMBOE”) of proved reserves this quarter. These reserve additions consisted of 30.0 million barrels (“MMBbls”) of estimated proved tertiary oil reserves at Delhi Field, 6.9 MMBbls of other proved tertiary oil reserves, 15.2 MMBOE of estimated proved reserves at the Company’s Bakken properties, and 12.0 MMBOE at Haynesville Field. On May 14, 2010, Denbury closed its previously announced $900 million sale of southern assets acquired in the acquisition of Encore on May 14, 2010 which had proved reserves as of December 31, 2009 of approximately 54 MMBOE (approximately 64% natural gas). After considering production and the sale of properties during the first half of the year, the Company’s estimated total proved reserves at June 30, 2010 are approximately the same as pro forma proved reserves (giving effect to Encore’s proved reserves) at December 31, 2009 of 427.8 MMBOE.
Re-evaluation of Bakken Properties
     Based upon recent drilling results and technical data in the Bakken area, the Company has re-evaluated the potential barrels of oil equivalent recoverable from its approximately 300,000 net acres in the Bakken. Based on these updated internal engineering estimates, the Company projects its total potential recoverable BOEs in the Bakken could be approximately 350 MMBOE, of which approximately 29 MMBOE is considered proved at mid-year 2010, up from approximately 100 MMBOE as previously estimated by Encore, of which approximately 84 MMBOE was considered unproven upside potential. This analysis is based on an increase to three wells per section per reservoir with varying estimated recoveries ranging from approximately 200,000 BOE to 675,000 BOE per well (on a gross basis), depending on location and expected horizontal length (5,000 feet or 10,000 feet). The estimate excludes a portion of the Company’s acreage in the Almond and Northeast Foothills area (approximately 34,000 net acres) that is North or East of prior unsuccessful wells in those areas.
Review of Financial Results
     Denbury’s second quarter 2010 production averaged 84,111 barrels of oil equivalent per day (“BOE/d”) as compared to 2009’s second quarter average production level of 52,269 BOE/d, an increase of 61%. The production increases over the prior year quarter are attributable to (1) the March 2010 Encore acquisition which contributed average production of 39,636 BOE/d in the second quarter, (2) increased tertiary production by 4,415 barrels of oil per day (“Bbls/d”), and (3) the December 2009 acquisition of the Conroe field which contributed 2,808 BOE/d in the second quarter of 2010. Offsetting these production increases was a decrease of 13,404 BOE/d due to the 2009 sale of the Company’s Barnett Shale properties. Excluding the production attributed to assets sold in May 2010, the Company’s adjusted second quarter 2010 production was 78,545 BOE/d, an increase of 102% over adjusted second quarter 2009 production (adjusted to exclude the Barnett Shale properties).

     Production from the Company’s tertiary recovery operations averaged 28,507 Bbls/d in the second quarter of 2010, an 18% increase over the 24,092 Bbls/d average in the second quarter of 2009 and a 5% sequential increase over average tertiary production in the first quarter of 2010. As a result of continued positive production results, the Company is increasing the guidance for its anticipated average tertiary oil production for 2010 from 27,750 Bbls/d to 28,000 Bbls/d, a revised projected annual growth rate of 15% from 2009 levels.
     Production from the Company’s Bakken properties during the 2010 second quarter averaged 4,518 BOE/d, an increase of 27% as compared to pro forma production in the first quarter 2010 assuming these properties acquired from Encore had been included for the entire first quarter.
     The Company’s net revenue per BOE, excluding hedge settlements, was 43% higher in the second quarter of 2010 than in the second quarter of 2009 ($63.76 per BOE as compared to $44.48 per BOE) and was 20% higher when including hedge settlements in the comparative second quarter ($64.13 per BOE as compared to $53.31 per BOE).
     Company-wide oil price differentials (Denbury’s net oil price received as compared to NYMEX prices) in the second quarter of 2010 were $4.13 per Bbl below NYMEX, a slightly greater differential than recent levels due primarily to the addition of the Encore acquired properties which typically have a higher oil price differential than Denbury’s legacy properties. The Company’s oil price differential in the second quarter of 2009 was $5.30 per Bbl below NYMEX, which included a significant amount of Barnett Shale natural gas liquids production that received prices significantly below NYMEX oil prices.
     Lease operating expenses increased 53% on an absolute basis between the two second quarters, but decreased 5% on a per BOE basis. The increase on an absolute basis is primarily due to the March 2010 Encore acquisition and further expansion of the Company’s tertiary operations, partially offset by the mid-2009 sale of the Barnett Shale properties. When comparing the second quarters of 2010 and 2009, the Company’s largest increases in lease operating expenses (excluding the increases associated with the Encore acquisition) were related to CO2 expense and power and utilities, as a result of the expansion of tertiary operations. The overall decrease on a per BOE basis was primarily due to those properties which were part of the Encore acquisition generally having a lower operating cost per BOE than Denbury’s legacy properties. Denbury’s tertiary operating expense averaged $21.37 per Bbl in the second quarter of 2010, as compared to $20.86 per Bbl in the prior year second quarter, and as compared to $22.67 per Bbl in the first quarter of 2010. Production taxes and marketing expenses increased during the second quarter of 2010 as compared to second quarter of 2009 levels, primarily as a result of higher oil prices and production and the Encore properties which generally have higher production taxes.
     General and administrative expenses totaled $31.2 million in the second quarter of 2010, compared to $33.1 million in the prior year quarter. When comparing the two quarters, the incremental administrative expense from the ownership of Encore incurred during the second quarter of 2010 was offset by the $10 million charge in the prior year quarter associated with the retirement of the Company’s founder. During the quarter the Company incurred $22.8 million of transaction expenses associated with the Encore acquisition, primarily associated with employee severance, legal and other professional fees. These merger-related fees are included in the Company’s income statement under the caption “Transaction costs related to Encore merger.”
     During the second quarter of 2010, the Company capitalized approximately $23.9 million of interest expense as compared to $15.5 million capitalized during the second quarter of 2009, primarily associated with the Company’s construction of its Green Pipeline and the continued expansion of its tertiary operations. Interest expense, net of the amount capitalized, increased 192% between the respective second quarters, due to the higher debt levels in the current year quarter as a result of the Encore merger.
     Depletion, depreciation and amortization (“DD&A”) expense for the second quarter of 2010 was $16.88 per BOE as compared to $12.97 per BOE in the prior year quarter. The incremental DD&A per BOE was due primarily to the sale of Barnett Shale properties in 2009, the acquisition of Conroe Field in December 2009 and the merger with Encore in March 2010.
     Phil Rykhoek, Chief Executive Officer, said: “Things continue to work well at Denbury as evidenced by this positive quarterly report. Our base operations are on track as this quarter’s production came in ahead of forecast and our expenses are at or below forecast. This quarter we more than replaced the 54 MMBOE of proven reserves we sold for $900 million earlier this year. We did this through proved reserve additions at Delhi, our other tertiary fields, and in the Bakken and Haynesville areas. The Encore acquisition metrics continue to improve, highlighted by our recent re-evaluation of the acquired Bakken acreage which suggests we have approximately 3.5 times the initially projected oil recoverable from these properties, approximately 350 MMBOE. Late in the second quarter, we initiated CO2 injections at our Oyster Bayou Field as we put the first segment (approximately 260 miles) of our Green Pipeline into service. The entire 320-mile pipeline is still on track to be completed to Hastings Field by year-end, a significant milestone for Denbury and one that will continue to provide expansion opportunities for us in the Gulf Coast region for many many years. All this is even more impressive when you consider that we are achieving these results at the same time that we are integrating the Encore personnel, assets and systems, a tribute to our hard-working conscientious employees who are the ones that make all this possible. I encourage you to stay tuned as the future looks bright for Denbury.”
Conference Call
     The public is invited to listen to the Company’s conference call set for today, August 5, 2010, at 10:00 A.M. CDT. The call will be broadcast live over the Internet at our website: www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on our website for approximately 30 days and will also be available for playback for one month after the call by dialing 877-344-7529 or 412-317-0088, conference number 440254.
Financial and Statistical Data Tables
     Following are unaudited financial highlights for the three and six months periods ended June 30, 2010 and 2009. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

THREE MONTH FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)
(Unaudited)

	Three Months Ended
	June 30,			Percentage
	2010	2009		Change
Revenues:
Oil sales	443,984	188,170	+	> 100%
Natural gas sales	44,044	23,382	+	88%
CO2 sales and transportation fees	4,690	2,884	+	63%
Gain on sale of interests in Genesis	(28)	—		N/A
Interest income and other	4,520	2,956	+	53%

Total revenues	497,210	217,392	+	> 100%

Expenses:
Lease operating expenses	127,743	83,658	+	53%
Production taxes and marketing expense	38,100	10,784	+	> 100%
CO2 operating expenses	1,681	1,095	+	54%
General and administrative	31,192	33,135	-	6%
Interest, net	43,483	14,904	+	> 100%
Depletion, depreciation, and amortization	129,209	61,695	+	> 100%
Derivative expense (income)	(128,674)	152,789	-	> 100%
Transaction cost related to Encore merger	22,784	—		N/A

Total expenses	265,518	358,060	-	26%

Income (loss) before income taxes	231,692	(140,668)	+	> 100%

Income tax provision (benefit)
Current income taxes	6,941	24,127	-	71%
Deferred income taxes	74,422	(77,555)	+	> 100%

Consolidated net income (loss)	150,329	(87,240)	+	> 100%
Less: net income attributable to noncontrolling interest	(14,962)	—		N/A

NET INCOME (LOSS) ATTRIBUTABLE TO DENBURY STOCKHOLDERS	135,367	(87,240)	+	> 100%

Net income (loss) per common share:
Basic	0.34	(0.35)	+	> 100%
Diluted	0.34	(0.35)	+	> 100%

Weighted average common shares:
Basic	395,548	246,084	+	61%
Diluted	400,867	246,084	+	63%

Production (daily — net of royalties):
Oil (barrels)	65,942	37,921	+	74%
Gas (mcf)	109,014	86,088	+	27%
BOE (6:1)	84,111	52,269	+	61%

Unit sales price (including derivative settlements):
Oil (per barrel)	71.68	66.70	+	7%
Gas (per mcf)	6.12	2.98	+	> 100%
BOE (6:1)	64.13	53.31	+	20%

Unit sales price (excluding derivative settlements):
Oil (per barrel)	73.99	54.53	+	36%
Gas (per mcf)	4.44	2.98	+	49%
BOE (6:1)	63.76	44.48	+	43%

	Three Months Ended
	June 30,			Percentage
	2010	2009		Change
Derivative contracts
Cash receipt on settlements	2,801	42,002	-	93%
Non-cash fair value adjustment income (expense)	125,873	(194,791)	+	> 100%

Total income (expense) from derivative contracts	128,674	(152,789)	+	> 100%

Non-GAAP financial measure (1)
Net income (loss) attributable to Denbury stockholders (GAAP measure)	135,367	(87,240)	+	> 100%
Non-cash fair value adjustments on derivative contracts (net of taxes)	(78,041)	120,770	-	> 100%
Founder’s retirement compensation (net of taxes)	—	6,200		N/A
Transaction cost — Encore merger (net of taxes)	14,126	—		N/A
Decrease in deferred tax expense due to rate decrease	(2,961)	—		N/A
Adjustments attributable to noncontrolling interest	4,368	—		N/A

Adjusted net income excluding certain items (non-GAAP measure)	72,859	39,730	+	83%

Non-GAAP financial measure (1)
Consolidated net income (loss) (GAAP measure)	150,329	(87,240)	+	> 100%
Adjustments to reconcile to cash flow from operations:
Depletion, depreciation and amortization	129,209	61,695	+	> 100%
Deferred income taxes	74,422	(77,555)	+	> 100%
Non-cash fair value derivative adjustments	(125,873)	194,791	-	> 100%
Other	12,813	16,513	-	22%

Adjusted cash flow from operations (non-GAAP measure)	240,900	108,204	+	> 100%
Net change in assets and liabilities relating to operations	24,972	39,966	-	38%

Cash flow from operations (GAAP measure)	265,872	148,170	+	79%

Oil & natural gas capital investments	246,449	80,920	+	> 100%
CO2 capital investments	79,804	204,673	-	61%
Proceeds from sales of properties	883,847	221,730	+	> 100%

BOE data (6:1)
Oil and natural gas revenues	63.76	44.48	+	43%
Gain on settlements of derivative contracts	0.37	8.83	-	96%
Lease operating expenses	(16.69)	(17.59)	-	5%
Production taxes and marketing expense	(4.98)	(2.27)	+	> 100%

Production netback	42.46	33.45	+	27%
Non-tertiary CO2 operating margin	0.39	0.38	+	3%
General and administrative	(4.07)	(6.97)	-	42%
Transaction cost related to Encore merger	(2.98)	—		N/A
Net cash interest expense and other income	(4.43)	(2.52)	+	76%
Current income taxes and other	0.11	(1.59)	-	> 100%
Changes in assets and liabilities relating to operations	3.26	8.40	-	61%

Cash flow from operations	34.74	31.15	+	12%

(1)	See “Non-GAAP Measures” at the end of this report.

SIX MONTH FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)

	Six Months Ended
	June 30,			Percentage
	2010	2009		Change
Revenues:
Oil sales	749,188	321,435	+	> 100%
Natural gas sales	69,726	58,186	+	20%
CO2 sales and transportation fees	9,187	6,049	+	52%
Gain on sale of interests in Genesis	101,540	—		N/A
Interest income and other	6,390	5,481	+	17%

Total revenues	936,031	391,151	+	> 100%

Expenses:
Lease operating expenses	223,963	158,608	+	41%
Production taxes and marketing expense	57,417	19,976	+	> 100%
CO2 operating expenses	3,049	2,395	+	27%
General and administrative	63,901	55,790	+	15%
Interest, net	69,899	27,101	+	> 100%
Depletion, depreciation, and amortization	211,081	123,620	+	71%
Commodity derivative expense (income)	(169,899)	173,304	-	> 100%
Transaction cost related to Encore merger	67,783	—		N/A

Total expenses	527,194	560,794	-	6%

Income (loss) before income taxes	408,837	(169,643)	+	> 100%

Income tax provision (benefit)
Current income taxes	7,610	24,300	-	69%
Deferred income taxes	150,694	(88,406)	+	> 100%

Consolidated net income (loss)	250,533	(105,537)	+	> 100%
Less: net income attributable to noncontrolling interest	(18,278)	—		N/A

NET INCOME (LOSS) ATTRIBUTABLE TO DENBURY STOCKHOLDERS	232,255	(105,537)	+	> 100%

Net income (loss) per common share:
Basic	0.67	(0.43)	+	> 100%
Diluted	0.66	(0.43)	+	> 100%

Weighted average common shares:
Basic	345,126	245,830	+	40%
Diluted	350,326	245,830	+	43%

Production (daily — net of royalties):
Oil (barrels)	55,185	37,781	+	46%
Gas (mcf)	81,108	90,327	-	10%
BOE (6:1)	68,703	52,836	+	30%

Unit sales price (including derivative settlements):
Oil (per barrel)	67.26	65.70	+	2%
Gas (per mcf)	6.14	3.56	+	72%
BOE (6:1)	61.27	53.06	+	15%

Unit sales price (excluding derivative settlements):
Oil (per barrel)	75.00	47.00	+	60%
Gas (per mcf)	4.75	3.56	+	33%
BOE (6:1)	65.85	39.70	+	66%

	Six Months Ended
	June 30,			Percentage
	2010	2009		Change

Derivative contracts
Cash receipt (payment) on settlements	(57,000)	127,838	-	> 100%
Non-cash fair value adjustment income (expense)	226,899	(301,142)	+	> 100%

Total income (expense) from contracts	169,899	(173,304)	+	> 100%

Non-GAAP financial measure (1)
Net income (loss) attributable to Denbury stockholders (GAAP measure)	232,255	(105,537)	+	> 100%
Non-cash fair value adjustments on derivative contracts (net of taxes)	(140,677)	186,708	-	> 100%
Founder’s retirement compensation (net of taxes)	—	6,200		N/A
Gain on sale of interest in Genesis (net of taxes)	(62,955)	—		N/A
Interest on newly issued debt one month prior to merger (net of taxes)	4,263	—		N/A
Transaction cost — Encore merger (net of taxes)	44,878	—		N/A
Decrease in deferred tax expense due to rate decrease	7,072	—		N/A
Adjustments attributable to noncontrolling interest	5,407	—		N/A

Adjusted net income excluding certain items (non-GAAP measure)	90,243	87,371	+	3%

Non-GAAP financial measure (1)
Consolidated net income (loss) (GAAP measure)	250,533	(105,537)	+	> 100%
Adjustments to reconcile to cash flow from operations:
Depletion, depreciation and amortization	211,081	123,620	+	71%
Deferred income taxes	150,694	(88,406)	+	> 100%
Non-cash fair value derivative adjustments	(226,899)	301,142	-	> 100%
Gain on sale of interests in Genesis	(101,540)	—		N/A
Other	23,001	20,545	+	12%

Adjusted cash flow from operations (non-GAAP measure)	306,870	251,364	+	22%
Net change in assets and liabilities relating to operations	72,170	9,425	+	> 100%

Cash flow from operations (GAAP measure)	379,040	260,789	+	45%

Oil & natural gas capital investments (excluding Encore Merger)	341,416	412,252	-	17%
Cash paid in Encore Merger, net of cash acquired	801,489	—		N/A
CO2 capital investments	152,451	399,406	-	62%
Proceeds from sales of properties	881,344	240,087	+	> 100%
Proceeds from sale of interests in Genesis	162,622	—		N/A

Cash and cash equivalents	67,474	59,959	+	13%
Total assets	9,745,837	3,858,598	+	> 100%
Total long-term debt (principal amount excluding capital leases and pipeline financings)	2,461,349	996,350	+	> 100%
Financing leases	250,846	250,423	+	0%
Total Denbury stockholders’ equity	4,310,241	1,754,935	+	> 100%

BOE data (6:1)
Oil and natural gas revenues	65.85	39.70	+	66%
Gain (loss) on settlements of derivative contracts	(4.58)	13.36	-	> 100%
Lease operating expenses	(18.01)	(16.59)	+	9%
Production taxes and marketing expense	(4.62)	(2.09)	+	> 100%

Production netback	38.64	34.38	+	12%
Non-tertiary CO2 operating margin	0.49	0.38	+	29%
General and administrative	(5.14)	(5.83)	-	12%
Transaction cost related to Encore merger	(5.45)	—		N/A
Net cash interest expense and other income	(4.53)	(2.33)	+	94%
Current income taxes and other	0.67	(0.32)	-	> 100%
Changes in assets and liabilities relating to operations	5.80	0.99	+	> 100%

Cash flow from operations	30.48	27.27	+	12%

(1)	See “Non-GAAP Measures” at the end of this report.

Non-GAAP Measures
     Adjusted net income excluding certain items is a non-GAAP measure. This measure reflects net income without regard to the fair value adjustments on the Company’s derivative contracts or other certain items. The Company believes that it is important to consider this measure separately as it is a better reflection of the ongoing comparable results of the Company, without regard to changes in the market value of the Company’s derivative contracts during the period or other certain items.
     Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company’s Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes that it is important to consider this measure separately, as it believes it can often be an important way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period.
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and natural gas company. The Company is the largest oil and natural gas operator in both Mississippi and Montana, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rockies and Gulf Coast regions. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary recovery operations.
     This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties including expected reserve quantities and values relating to the Company’s proved reserves, the Company’s potential reserves from its tertiary operations and Bakken properties, forecasted 2010 production levels relating to the Company’s tertiary operations and overall production, estimated capital expenditures for 2010 or future years, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.
     This press includes an estimate of potential reserves in our Bakken properties, which is comprised of proved, probable and possible reserves based on the most recent drilling and technical data available to the Company. These estimates are more speculative than estimates of proved reserves and are subject to greater uncertainties, and accordingly the likelihood of recovering these reserves is subject to substantially greater risk.

For further information contact:
Phil Rykhoek, CEO, 972-673-2000
Mark Allen, Senior VP and Chief Financial Officer, 972-673-2000
www.denbury.com